Consent of Independent Public Accountants



We consent to the incorporation by reference in Registration Statement No. 33-11413 on Form S-1 as amended by Post-Effective Amendment No. 1 effective March 19, 1987; and in Registration Statement No. 33-58406 on Form S-2 effective April 27, 1993 of Meridian Insurance Group, Inc. of our report, dated February 16, 1996, on our audits of the consolidated financial statements and financial statement schedules of Meridian Insurance Group, Inc. as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, which report is included in this Annual Report on Form 10-K.


                                   Coopers & Lybrand L.L.P.


Indianapolis, Indiana
March 26, 1996